Exhibit 10.1

[GRAPHIC OMITTED]
SecureCare Technologies

December 17, 2007

Joe Larter
Cleveland House
2 Broad Street
Bungay
Suffolk NR35 1EE

Dear Joe,

         The Board of Directors of SecureCare Technologies, Inc. met on Monday, December 17, 2007 and voted unanimously to extend an offer to you to join the Company's Board of Directors, along with Dr. Richard Corlin, Alan Stamy and Dennis Nasto. Your extensive accomplishments as an entrepreneur will add strength and insight to our evolving company while hopefully providing you with opportunity and reward.

         As you know, we have made considerable progress in the past year as a business enterprise, especially in evolving our products, our technology solution, and in defining and differentiating our company in the marketplace. We have broadened the depth and quality of our professional staff and we successfully raised the financing to bring "Sfax" to the market.

         In regard to Board meeting requirements and compensation for your service on the Board, the following will apply:

         Board Meeting Schedule:

         o        The Board plans to hold, on average, six meetings per year.
                  These meetings will be scheduled around the 1st of every other month and held via teleconference. The meetings will be scheduled in advance in accordance with all board members' availability. In addition, from time-to-time, the Board will hold informal discussions regarding pertinent business matters that arise in the normal course of business. These informal discussions will also be held via teleconference.

         o The Board has typically held one in-person meeting per year, usually at the Austin corporate headquarters location.

         Board Member Compensation:

         o You will become a fully voting Board member on the day that you accept this offer to join the Board. The Board, in 2008, will be structuring a Stock Option Plan, out of which the Board Members will be granted stock options. The structure of the 2008 Stock Option Plan and the stock option grants to be made there under will be finalized in the second quarter of 2008. Other elements of Board member compensation will be structured by the Board in 2008. Dennis Nasto will be leading these efforts.

[GRAPHIC OMITTED]
SecureCare Technologies


         o Board members serve an initial one-year term and are re-elected, on an annual basis, by the shareholders, at the annual shareholder meeting. Your initial term will commence on your acceptance date (as indicated below) and continue until such time that the Company has its next annual shareholder meeting. At that meeting you will be re-elected for a full one-year term. The Company is planning to hold an annual meeting of shareholders in Year 2008 but has not established a date for the meeting.

         o To the extent that you incur any out-of-pocket expenses related to the execution of your duties, you will be reimbursed in full.

         Upon acceptance of your offer to join the Board, I will be forwarding you a package of additional information, including copies of board meeting minutes from the past year, a copy of the annual 10-K for Year 2007 that was filed with the SEC, copies of our Corporate By-Laws and a contact information listing for all board members and corporate officers.

         I look forward to working with you and the other board members directly to grow the Company and create tremendous value for our market, our customers, our shareholders and employees.

         Please indicate your acceptance of the offer to join our Board by signing below and faxing a copy of the signed document to my attention at 512-366-8507.

         I am available at your convenience to discuss any questions you may have.


Most Sincerely,


/s/ Neil Burley
Neil Burley
Chief Financial Officer and Corporate Secretary


cc: Dr. Richard Corlin, Chairman of the Board of Directors
    Dennis Nasto, CEO and Director




Accepted:

/s/ Joe Larter                         4/2/08
----------------------------           -------------------------
Joe Larter                             Date